EXHIBIT 7(g)


                             JOINT FILING STATEMENT


         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is accurate.

Dated: July 20, 2000

                              Wilmar Industries, Inc.

                              By:  /s/ Michael J. Grebe
                                 --------------------------
                                 Name: Michael J. Grebe
                                 Title: President


                              BW Acquisition, Inc.

                              By:  /s/ William Sanford
                                 --------------------------
                                 Name: William Sanford
                                 Title: Vice President